Corporate Office
225 Main Street
Box 8003
Menasha, WI  54952-8003
920-751-7777  www.banta.com
--------------------------------------------------------------------------------

                                                                    News Release

April 29, 2003
Contact: Gerald A. Henseler, executive vice president and CFO Mark A. Fleming, investor and corporate communications



              BANTA REPORTS IMPROVED 2003 FIRST QUARTER PERFORMANCE

     MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported improved 2003 first quarter net earnings and diluted earnings per share.

     "We reported improved financial results for the first quarter, largely due to the performance of our supply-chain management business," says Banta President and Chief Executive Officer Stephanie A. Streeter. "Our results were very good considering the continuing soft economy, the war's negative effect on advertising and promotional spending, and the worst print environment in many years. During the quarter we focused on increasing market share and offering our broad range of value-added services to an expanding list of customers. We also maintained cost discipline and continued to increase our cash position by generating strong cash flow during the quarter."

     2003 first quarter sales were $336 million compared with $333 million in the comparable 2002 period. Net earnings for this year's first quarter, including a restructuring charge, were $11.2 million compared with $10.5 million last year. Diluted earnings per share for the first quarter were 44 cents per share versus 41 cents in 2002. The restructuring charge affecting the first quarter totaled $916,000 pretax ($565,000 after tax, or 2 cents per diluted share), part of the previously announced $15 million to $18 million restructuring ($9 million to $11 million after tax, or 36 cents to 43 cents per diluted share) and realignment of Banta's consumer catalog and other facilities.

     "The first three months of the year were encouraging," notes Streeter, "however, economic challenges continue and most of our businesses have limited forecasting visibility due to the uncertainty surrounding the expected rebound in advertising,

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technology spending and consumer confidence. In addition, spending on educational materials is a concern given state budget deficits."

     The corporation's expectations for full-year 2003 earnings per diluted share, before restructuring, are $2.36 to $2.48, consistent with earlier guidance of a low- to mid-single digit increase over 2002. However, due to the continuing difficult economic environment and the lack of forward visibility, management believes the upper end of that range may be a bit optimistic.

     Management expects 2003 full-year earnings per diluted share, based on generally accepted accounting principles, to range from $1.93 to $2.12, which includes 36 cents to 43 cents cost per diluted share for restructuring charges.

OPERATING HIGHLIGHTS

     o Banta's Supply-Chain Management Sector delivered exceptional first quarter performance. Sales increased 11 percent over 2002's first quarter as Banta experienced increased activity with nearly all of its major technology customers. Operating earnings nearly doubled the year-ago period due to a favorable product mix and improved facility utilization at most locations. "While it is difficult to predict when technology markets will recover, we were encouraged by our level of business activity during the quarter," says Streeter. "If spending by corporations on new capabilities and infrastructure resumes later this year, we should benefit from increased demand for our supply-chain outsourcing services."

     o Print Sector sales were 2 percent below the same period last year, $232 million versus $236 million. Despite lower revenues, actual first quarter print manufacturing activity rose, confirming Banta's market share gains. Sector operating earnings were appreciably off last year's first quarter as demand was weak in the commercial print markets and excess industry capacity continued to subject printers to significant pricing pressures.

          o Educational book printing was below 2002's strong first quarter as publishers dealt with the potential for less spending on educational materials by states facing budget deficits. Several states have delayed spending on curriculum materials as they determine the best areas to target for spending reductions. Literature management services

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               remained strong during the quarter as the book division gained new customers and expanded its value-added service capabilities.

          o Banta's publications division delivered both improved sales and earnings in the first quarter despite further magazine advertising page reductions. Market share gains continued to propel the division's strong performance.

          o Catalog division revenues increased in the first quarter compared to the same period last year. Earnings, however, decreased due to competitive pricing and a lower-margin mix of print projects.

          o Direct marketing was Banta's most challenged business during the first quarter, as customers remained cautious about promotional spending, awaiting positive signs on consumer confidence. In addition, the war caused a major disruption in direct marketing activities during March, significantly affecting the print industry and Banta's first quarter results.

     o Operating profitability for Banta's single-use healthcare products division increased 3 percent in the first quarter versus the same period last year due to improved efficiencies and cost containment. Sales were modestly lower for the quarter, primarily due to lower prices on foreign-sourced products and a general industry slowdown.

     "Our product and service diversity, ability to gain market share and ongoing cost controls combined to produce solid results for the first quarter," says Streeter. "While questions remain regarding the status of the economic recovery, Banta is well positioned to benefit from renewed business activity. We have ample capacity, our customer base continues to expand and we have the financial strength to invest where appropriate to maximize growth."

     Banta will host a conference call to discuss its first quarter results Wednesday, April 30 at 9:45 a.m. CDT (10:45 a.m. EDT). This call will be simultaneously broadcast in the Investor Relations area of Banta's Website at www.banta.com, and a replay of the call will be available.

     Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and

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digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta's global supply-chain management businesses provide a wide range of outsourcing capabilities to the world's largest technology companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' order patterns or demand for the corporation's products and services; changes in raw material costs and availability; unanticipated changes in operating expenses; unanticipated production difficulties; unexpected results related to the corporation's ongoing litigation relating to Mentor Media Ltd. and XYAN.com; changes in the pattern of outsourcing supply-chain management functions by customers, including as a result of product re-engineering; unanticipated issues related to the restructurings in the catalog and supply-chain management businesses and expected cost savings related thereto; and any unanticipated delay in the economic recovery. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company's World Wide Web home site at www.banta.com

                                        #

                         Banta Corporation
               Condensed Consolidated Income Statement
               ($000's omitted, except per share data)

                                                   3 Months Ended March
                                               ------------------------------
                                                   2003              2002
                                               ------------      ------------

Net Sales                                        $ 336,430         $ 332,773
Cost of Sales                                      265,459           263,881
                                               ------------      ------------
    Gross Profit                                    70,971            68,892

SG&A Expense                                        49,975            48,415
Restructuring Charge                                   916                 -
                                               ------------      ------------
    Earnings from Operations                        20,080            20,477

Other Income (Expense)
  Interest Expense                                  (2,621)           (3,110)
  Other, net                                           787               (61)
                                               ------------      ------------
    Earnings before Income Taxes                    18,246            17,306

Provision for Income Taxes                           7,000             6,818
                                               ------------      ------------
    Net Income                                    $ 11,246          $ 10,488
                                               ============      ============


Basic Earnings per Share                            $ 0.45            $ 0.42

Diluted Earnings per Share                          $ 0.44            $ 0.41

Average Shares Outstanding:
Basic                                               25,251            25,034
Diluted                                             25,428            25,372

Composite Tax Rate                                   38.4%             39.4%

                SEGMENT INFORMATION

                                                   3 Months Ended March
                                               ------------------------------
Net Sales                                          2003              2002
--------------------------------------------   ------------      ------------

Printing and digital imaging                     $ 232,361         $ 235,977
Supply-chain management                             81,535            73,203
Healthcare                                          22,534            23,593
                                               ------------      ------------
                                                 $ 336,430         $ 332,773
                                               ============      ============

Earnings from Operations
--------------------------------------------

Printing and digital imaging                      $ 13,286          $ 18,666
Supply-chain management                              9,021             4,705
Healthcare                                           2,662             2,585
                                               ------------      ------------
  Segment earnings from operations                  24,969            25,956
  Unallocated corporate expenses                    (4,889)           (5,479)
  Interest expense                                  (2,621)           (3,110)
  Other income (expense)                               787               (61)
                                               ------------      ------------
  Earnings before income taxes                    $ 18,246          $ 17,306
                                               ============      ============
Cash Flow Items:

Depreciation/Amortization                         $ 16,464          $ 18,677

Capital Expenditures                              $ 14,938           $ 6,526

                             Banta Corporation
                    Condensed Consolidated Balance Sheet
                             ($000's omitted)


                                                     3 Months Ended March
                                                 ------------------------------
ASSETS                                               2003              2002
                                                 ------------      ------------

Cash and short-term investments                    $ 183,774         $ 111,526
Receivables                                          207,854           185,292
Inventories                                           63,818            64,564
Other current assets                                  22,828            21,707
                                                 ------------      ------------
Total current assets                                 478,274           383,089
                                                 ------------      ------------

Plant and equipment, net                             277,277           314,182
Other assets                                          70,085            89,207

                                                 ------------      ------------
Total Assets                                       $ 825,636         $ 786,478
                                                 ============      ============


LIABILITIES AND SHAREHOLDERS' INVESTMENT

Accounts Payable                                   $ 110,193          $ 92,457
Other accrued liabilities                             63,146            56,899
Current maturities of long-term debt                  18,202            19,509
                                                 ------------      ------------
Total current liabilities                            191,541           168,865
                                                 ------------      ------------

Long-term debt                                       112,380           130,881
Deferred income taxes                                 16,010            21,281
Other noncurrent liabilities                          43,933            44,323
Shareholders' investment                             461,772           421,128

                                                 ------------      ------------
Total Liabilities and Shareholders' Investment     $ 825,636         $ 786,478
                                                 ============      ============